Shawn F. Hackman, a P.C.
                      3360 West Sahara Avenue
                            Suite 200
                       Las Vegas, NV 89102
                          (702) 732-2253



Date: December 12th, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

       Re: Bluepoint Linux Software Corp. Employee Benefit Plan.

Ladies and Gentlemen:

We have acted as counsel to Bluepoint Linux Software Corp, an Indiana corporation (the "Company"), in connection with its Registration Statement on Form S-8 relating to the registration of 400,000 shares of its common stock (the "Shares"), $0.001 par value per share. The Shares are issuable pursuant to the Company's Employee Benefit Plan (the "Plan").

In our representation we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation and Bylaws of the Company.

Based upon the foregoing, it is our opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Indiana, and that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid, and non-assessable.We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Shawn F. Hackman, a P.C.

By:/s/Adam U. Shaikh, Esq.
      Adam U. Shaikh, Esq.